Exhibit 99.1

Company Overview
We are a San Diego-based, commercial-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. Our focus is to advance the quality of life for women by developing innovative solutions such as hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (STIs).
It has been decades since true innovation has been introduced in the field of contraception, and Evofem Biosciences exists to address significant unmet needs in women’s sexual and reproductive health. Our first commercial product, Phexxi™ (lactic acid, citric acid, and potassium bitartrate) vaginal gel, was approved by the U.S. Food and Drug Administration (FDA) on May 22, 2020 for the prevention of pregnancy. Phexxi is the first and only FDA-approved, hormone-free, female-controlled, on-demand prescription contraceptive gel for women. Our pipeline product candidate, EVO100, is being evaluated for the prevention of chlamydia and gonorrhea - two of the most pervasive sexually transmitted diseases in the United States. Currently, there are no FDA-approved prescription products for the prevention of either of these dangerous infections.
The Global Contraceptive Market
In 2018, the global revenue for prescription contraceptive products was approximately $24 billion and projected to grow at a rate of 6.8% per annum to exceed $35 billion by 2024, making contraception a substantial and growing subset of the overall healthcare market. This growth is expected to continue to be driven by demand in the United States.
Current contraceptive options include condoms, diaphragms, intrauterine devices (IUDs), and hormone-based pharmaceutical products, such as oral contraceptives, vaginal rings, intramuscular injections, subcutaneous implants and transdermal patches. Long-acting options such as IUDs require medical procedures and are not quickly or easily reversible. Hormonal approaches can be associated with undesirable side effects such as weight gain, loss of libido and mood changes, which may lead women to seek alternative contraceptive methods or to not use any form of contraception. Aside from condoms, spermicides are the only available over-the-counter (OTC) product. These products contain surfactants, which can cause genital irritation and inflammation that may increase the risk of contracting human immunodeficiency virus (HIV) or other STIs from an infected partner. As such, spermicides were pulled from most of the European market and are rarely used in the United States.
Our market research indicates that approximately 17 million women in the United States are either beyond hormones or seeking alternatives to hormonal contraception, and that approximately 40% of women using contraception in the United States are currently seeking new contraceptive options.
Phexxi as a Contraceptive
Phexxi is hormone free. Its primary mechanism of action is to regulate the vaginal pH at the normal healthy level, even in the presence of semen. It can be easily self-administered as needed and it is non-invasive. Our market research indicates that, among 1,024 health care providers (HCPs) surveyed, there is an expectation of significant use of Phexxi in light of their observed demand for non-hormonal birth control options. Unlike other vaginally-administered contraceptives currently on the market, Phexxi is manufactured with ingredients that are generally recognized as safe, and it is free of surfactants such as nonoxynol-9.
We believe these combined attributes will make Phexxi a more desirable option for many women than currently marketed contraceptive products, and that Phexxi is poised to disrupt the current contraceptive market. We estimate that every one percent of steady state market share of the prescription birth control market in the United States is worth approximately $318 million annually based on Phexxi’s wholesale acquisition cost (WAC) pricing, and we believe Phexxi has annual peak sales potential for contraception of over $1.1 billion.

Phexxi Commercial Launch Strategies
After careful consideration of the impact of the COVID-19 pandemic on the various aspects of the health care landscape, particularly the restrictions on physician interactions, we have made a strategic decision to launch Phexxi in September 2020.
We intend to build anticipation for the commercial availability of Phexxi during the summer by strategically implementing certain pre-commercial activities. These activities are currently expected to begin prior to August 2020 and to include a “Coming Soon” marketing campaign targeting women and HCPs; additional salesforce recruitment and training; payer outreach; completion of the Phexxi Concierge Experience™, a comprehensive patient and healthcare provider telehealth support system; and implementation of a consumer digital and media strategy. While we are confident in both our launch plans and our flexibility to pivot, as needed, in response to the evolving environment, it is important to note that there may yet be aspects of the COVID-19 pandemic that may impact our plans and be different than our current assumptions.
Our market research indicates that contraception is one of the fastest-growing therapeutic areas in the current COVID-19 environment for telehealth. As such, the Phexxi Concierge Experience will be a critical component of our launch. We believe Phexxi is particularly well suited for the Phexxi Concierge Experience and telehealth generally, as it is easy to use and has a favorable safety profile. The Phexxi Concierge Experience will be designed to provide physicians with on-demand educational support, and to speed and simplify women’s access to Phexxi without the need for an in-office visit. Through the Phexxi Concierge Experience, we expect women will, through our independent third-party telehealth service provider, be able to secure a prescription, determine their insurance coverage and/or out-of-pocket costs, receive counseling support and refill reminders, and fill their prescription through their local neighborhood pharmacy or an online pharmacy. In addition, we expect to provide certain financial support to patients to offset any potential co-pay needs for those women covered by commercial insurance. If we do offer such financial assistance, then the Phexxi Concierge Experience will also enable women to seamlessly access such financial support to reduce their out of pocket costs.
The Phexxi Concierge Experience is also designed to allow us to market Phexxi with a reduced number of sales representatives due to the current social distancing environment. We currently plan to commercially launch Phexxi with a sales force consisting of only 50-60 sales consultants. We have already hired 13 regional business managers, two area business directors and a Vice President of Sales. Many of the members of this sales team have deep experience in women’s healthcare. We will augment this smaller sales force through the use of tele-detailing calls from a contracted vendor to help assure every office has the ability to learn about this new option in birth control.
Additionally, our sales force will be supported by an on-demand web-based educational platform for HCPs and for women through the Phexxi Concierge Experience content such as “Get Your Phexxi On,” an online patient education portal that will include educational videos, and the “Phexxi Sphere of Influencers,” a peer to peer forum connecting women who wish to share their Phexxi experiences with each other. Through these strategies, we believe we may be able to reach critical mass with HCPs and women as we would through traditional sales force deployment models. Once this sales and marketing model is established for Phexxi, we see the potential to leverage our salesforce and marketing assets for future products we may develop or in-license.
In the COVID-19 environment, when many women are potentially spending more time than ever on social media, we believe we have an opportunity to reach these women through digital and social media direct to consumer marketing efforts. We therefore plan to continue to allocate resources, including approximately $25.0 million in 2020, to an active digital and social media campaign to raise awareness among women seeking a non-hormonal contraceptive option.
The Phexxi Payer Landscape
We commissioned payer research in 2020 with Putnam Associates, one of the leading healthcare pricing strategy firms, and they reported that consensus among 15 payers covering about 52 percent of commercial lives is that, as long as the cost of Phexxi is relatively equal to the annual cost of a branded monthly contraceptive, these payers expect to cover Phexxi on their formulary. We presently expect that 50% to 60% of all payers will have reviewed Phexxi for formulary inclusion by the time we initiate our commercial launch in September 2020.

This research further indicated that these payers also expect Phexxi to be widely reimbursed at $0 co-pay as a covered benefit under the Affordable Care Act (the ACA). The ACA mandates that women must receive their contraception for no out of pocket cost with at least one product in each of the FDA’s 18 identified contraception categories. While this is not automatic, most payers surveyed indicated that Phexxi meets the standard for a novel mechanism of action, and would likely be a covered benefit following review of Phexxi’s clinical materials.
Based on our internal market research conducted with payers to determine the appropriate price for Phexxi, Evofem’s pricing committee established the WAC for Phexxi at $267.50 for a box of 12. The payer cost for seven prescription refills of Phexxi would be about the same as the cost of currently available monthly methods of contraception on an annualized basis.
International Efforts
We expect to leverage global pharmaceutical companies or other qualified potential partners to license commercialization rights or enter collaborations for the commercialization and distribution of Phexxi outside of the United States.
EVO001: A STI Product Candidate
We are also pursuing development of EVO100, a vaginal pH regulator that is being evaluated for the prevention of urogenital transmission of Chlamydia trachomatis infection (chlamydia) in women and prevention of urogenital transmission of Neisseria gonorrhoeae infection (gonorrhea) in women. According to the U.S. Centers for Disease Control and Prevention, in 2018, the incidence of sexually transmitted infections in the United States rose for the fifth consecutive year, with 1.8 million reported cases of chlamydia and nearly 600,000 reported cases of gonorrhea. Yet, there are no approved prescription products for the prevention of either of these dangerous infections.
In December 2019, we reported top-line results from our double-blind, placebo-controlled Phase 2b clinical trial known as AMPREVENCE. The trial enrolled 860 women at 50 sites in the United States for a 4-month interventional period followed by a one-month follow-up period. AMPREVENCE met both the primary and the secondary endpoints with a 50% relative risk reduction in chlamydia and a 78% relative risk reduction in gonorrhea infections. Additionally, EVO100 was well tolerated.
The FDA has granted EVO100 Fast Track designation for the prevention of chlamydia and a Qualified Infectious Disease Product (QIDP) designation for the prevention of gonorrhea. QIDP designation provides several important potential advantages, including qualification for the FDA Fast Track program and longer market exclusivity, among others.
We held an End of Phase 2 meeting with the FDA in May 2020, and plan to initiate a Phase 3 clinical trial with a 16-week active treatment phase to evaluate EVO100 for the prevention of chlamydia and gonorrhea in the second half of 2020. We expect top-line results from this Phase 3 clinical trial in 2022.
Our Leadership Team
Bringing innovative solutions to market can best be accomplished with an experienced, passionate and disciplined management team with significant operational and commercial launch experience in the biopharmaceutical market. Success breeds success. Our team understands the intricate and substantive steps required to successfully introduce an innovative product like Phexxi. These skills were learned from experience, practice and demonstrated results - not theory. Specifically, our senior executives have a successful track record of developing and commercializing women’s health products including Mirena®, NuvaRing®, Paragard®, Plan B One-Step®, Seasonique®, Yasmin® and YAZ®, among others. Corporate culture also plays a significant role in our leadership dynamics and company success. Evofem Biosciences is rooted in realistic optimism, subservience to purpose, finding order in chaos and the ability to redirect negativity. Our corporate values focus on the prominence of science, scalable processes, and prepared people. Most importantly, we do not confuse motion with action and recognize that results are what matter.

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